Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)—November 19, 2018

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.037902 per unit, payable on December 14, 2018 to unitholders of record on November 30, 2018. The distribution primarily represents reported oil production for the month of August 2018 and reported natural gas production during July 2018, both of which represent only a portion of the full underlying production for the months, as discussed below.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	50,929	1,643	416,322	13,430	$57.19	$2.71

As previously announced, Enduro Resource Partners LLC sold its interests in the oil and gas properties underlying the Trust (the “Underlying Properties”) to COERT Holdings 1 LLC (the “Sponsor”). Although a majority of the operators of the Underlying Properties have transitioned their production reporting to the Sponsor for its non-operated interest, a number of operators are still working through this administrative procedure, which is expected to be completed in the near future. Accordingly, the table above and the announced distribution for this month still do not reflect the full production and net profits interest for the Trust. The Sponsor believes the resulting distribution for this month would have been slightly higher if not for this temporary delay in reporting. Accordingly, the prior month oil and natural gas sales volumes and average received wellhead prices are not comparable to the current month volumes and prices.

Recorded oil cash receipts for the properties underlying the Trust totaled $2.9 million for the current month on $57.19/bbl realized wellhead prices. Recorded natural gas cash receipts for the properties underlying the Trust totaled $1.1 million for the current month on $2.71/mcf realized wellhead prices.

Total direct operating expenses accrued for, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, were $2.4 million, a decrease of $0.4 million from the prior month. Capital expenditures were $0.0 million in the current month, a decrease of $0.4 million from the prior month.  The Sponsor believes that the decrease in capital expenditures is due in part to the temporary administrative process described above, and that the Trust is likely to experience higher capital expenditures in future months when compared to this month.

Operationally, the Sponsor recently determined to participate in three non-operated Howard County, Texas Wolfcamp shale wells to be drilled by a well-known, investment grade public exploration and production company at locations subject to the Trust’s net profits interest. The Sponsor estimates that future capital expenditures will be approximately $0.6 million to the Trust’s interest, with production expected sometime in the first half of 2019.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated oil and gas properties, in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which could decline or remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the continuing transition process following the sale of the Underlying Properties to the Sponsor. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 12, 2018. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555